Exhibit 99.1 Press Release

Chembio Acquires Non-Exclusive HIV-2 Patent
Rights from Bio-Rad

Sublicense to Manufacture and Market Rapid Tests Detecting HIV-2 Under Chembio Brands

MEDFORD, NY – February 26, 2008 - Chembio Diagnostics, Inc. (OTCCBB:CEMI) announced today that it has acquired a worldwide, non-exclusive sublicense from Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), for patents relating to the Human Immunodeficiency Virus, Type 2, or HIV-2. Bio-Rad is the exclusive licensee of Institute Pasteur of Paris, France, under the HIV-2 patents.

“Securing this HIV-2 sublicense strengthens our competitive position for the manufacture and marketing of our current rapid HIV test and for our new Dual Path Platform HIV 1/2 oral fluid test that is in development” said Larry Siebert, Chembio’s President and CEO.”

 “Bio-Rad continues to work with global partners to expand the range of available HIV diagnostic products,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “Granting a sublicense to Chembio for HIV-2 patents offers a new diagnostics option to the public health community.”

Under the terms of the sublicense, Chembio has obtained non-exclusive rights to certain HIV-2 patents from Bio-Rad, which will permit Chembio to manufacture and market a rapid test for both HIV-1 and HIV-2 on a worldwide basis under Chembio brands. Bio-Rad maintains rights to patents claiming the HIV-2 virus and various means to detect its presence in infected patients. Other companies have also received HIV-2 diagnostic sublicenses from Bio-Rad.  Chembio is concurrently filing with the SEC a Form 8-K that includes additional information concerning the sublicense.

Chembio currently has two FDA approved and CLIA waived rapid HIV tests that are being marketed in the United States and globally. These tests are approved for detecting antibodies to HIV-1 and HIV-2 in finger-stick whole blood, venous whole blood, serum and plasma samples. There are an estimated 33 million people in the world currently living with the HIV virus. Although the number of reported cases of HIV-2 infection in the United States is still relatively low, the incidence of HIV-2 infection is significantly higher in certain other countries, and many foreign countries now require testing for both HIV-1 and HIV-2.

About Chembio Diagnostics
Chembio Diagnostics, Inc., a developer and manufacturer of proprietary rapid diagnostic tests, participates in the growing $5 billion point-of-care (POC) testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by a third party company. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and chagas disease.  In 2007, Chembio received a U.S. patent for its Dual Path Platform (DPP™) technology which has significant advantages over currently available lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP™. Headquartered in Medford, NY with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals for its products in a timely manner and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof, or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact:                                                               Investor Relations Contacts:
Chembio Diagnostics, Inc.                                                  Lippert/Heilshorn & Associates, Inc.
Matty Arce                                                                           Anne Marie Fields (afields@lhai.com)
(631) 924-1135, ext. 123                                                         (212) 838-3777
www.chembio.com                                                               Bruce Voss (bvoss@lhai.com)
 (310) 691-7100